Exhibit 99.1

[LOGO OF MEMRY]

News Release

FOR IMMEDIATE RELEASE

Memry Corporation First Fiscal Quarter Revenue

$8.2 Mil. Net Income $497,000 Or $0.02 Per Share

Bethel, CT, November 7, 2003 — Memry Corporation (AMEX: MRY) reported today revenue of $8,159,000 in the first fiscal quarter ended September 30, 2003, a decrease of 8% from $8,896,000 in the comparable quarter a year ago. Net income was $497,000 or $0.02 per basic and diluted share compared with net income of $798,000 or $0.03 per basic and diluted share in the comparable period last year. Manufacturing costs decreased by 18%.

The company said the quarter’s revenues were adversely affected by lower shipments of both wire-based and tube-based medical stent components used in Abdominal Aortic Aneurysm (AAA) procedures resulting from inventory adjustments and delays in a product launch by a large medical device customer as well as weakness in shipments of other medical device components. The company reported increases in shipments of arch wire, high pressure sealing plugs, semi-finished materials and superelastic tube during the quarter.

James G. Binch, chairman and CEO of Memry said, “Although we anticipated the weakness in AAA component shipments, the financial results of the quarter were better than we had anticipated due to productivity improvements represented by higher manufacturing yields. As a result, gross profit increased to 42% compared with 35% in the comparable quarter a year ago. The results were also helped by a more favorable product mix that included an increase in the sale of superelastic tube, which was up about $900,000 over the same quarter a year ago, reflecting increasing usage in neurological applications and embolic protection procedures.”

Memry’s Chief Financial Officer Robert P. Belcher said, “Operating expenses rose 16% to $2,635,000, primarily due to an increase in engineering expenses for new process development and prototype support. Our provision for income taxes increased by $258,000 due primarily to a decrease in the deferred tax valuation allowance during the second quarter of fiscal 2003 to recognize deferred tax assets. This recognition produced an increase in the effective tax rate from 7% to 39%. Largely as a result of the increase in the provision for income taxes for the first quarter of fiscal year 2004, net income decreased $301,000 to $497,000. Our balance sheet continued to strengthen. Cash and cash equivalents increased by $947,000 during the quarter to $8,456,000. Total current assets increased to $15,643,000 while total current liabilities decreased to $3,291,000.”

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Memry Corporation

Binch said, “Looking forward, we currently anticipate continued weakness in AAA stent component shipments compared with the second and third quarter of a year ago as we wait for regulatory approval of a major customer’s next generation device. In the meantime, our efforts to add additional product platforms for a widening customer universe are being accelerated with a recent doubling of our field sales force and highly focused development activities with strategic accounts. Our investigation of potential alliances or acquisitions in closely-related medical device technologies that could provide our customers with a significantly enhanced value proposition from Memry as a strategic supplier continues. We are encouraged that the efforts of our operations and process engineering teams during the past nine months are having a positive effect on customer service levels and product quality and have dramatically reduced lead times and produced improved gross margins. The latest quarter represents our best operating performance in over a year. We reported a significant improvement in gross profit in spite of both customer and competitor pricing pressures. These improvements are expected to add measurably to our ability to gain new accounts and programs.”

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

The company will host a conference call to discuss first quarter results on Monday November 10 at 11:00 a.m. Eastern. To participate in the call, dial (800) 348-6338 any time after 10:55 a.m. on November 10. International callers should dial (706) 634-1215.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm

For more information contact Memry Chief Financial Officer Robert P. Belcher at (203) 739-1100. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Memry Corporation & Subsidiaries

Consolidated Balance Sheets

	September 30, 2003	June 30, 2003
ASSETS
Current Assets
Cash and cash equivalents	$8,456,000	$7,509,000
Accounts receivable, less allowance for doubtful accounts	3,508,000	3,809,000
Inventories	3,388,000	3,353,000
Prepaid expenses and other current assets	211,000	74,000
Income tax refund receivable	80,000	109,000

Total current assets	15,643,000	14,854,000

Property, Plant, and Equipment	14,040,000	13,913,000
Less accumulated depreciation	(8,275,000)	(7,873,000)

	5,765,000	6,040,000

Other Assets
Patents and patent rights, less accumulated amortization	1,033,000	1,067,000
Goodwill	1,038,000	1,038,000
Note receivable	110,000	110,000
Deferred tax asset	6,529,000	6,806,000
Other assets	199,000	212,000

	8,909,000	9,233,000

	$30,317,000	$30,127,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$671,000	$611,000
Accrued expenses	1,708,000	1,976,000
Notes payable	912,000	912,000

Total current liabilities	3,291,000	3,499,000

Notes Payable, less current maturities	837,000	980,000

Stockholders’ Equity
Common stock	255,000	255,000
Additional paid-in capital	48,950,000	48,906,000
Accumulated deficit	(23,016,000)	(23,513,000)

Total stockholders’ equity	26,189,000	25,648,000

	$30,317,000	$30,127,000

Memry Corporation & Subsidiaries

Consolidated Statements of Income

For the Three Months Ended September 30, 2003 and 2002

	2003	2002
Revenues:
Product sales	$7,953,000	$8,694,000
Research and development	206,000	202,000

	8,159,000	8,896,000

Cost of Revenues:
Manufacturing	4,640,000	5,641,000
Research and development	60,000	115,000

	4,700,000	5,756,000

Gross profit	3,459,000	3,140,000

Operating Expenses (Income):
General, selling and administrative	2,547,000	2,199,000
Depreciation and amortization	88,000	75,000
Gain on disposal of assets	—	(12,000)

	2,635,000	2,262,000

Operating income	824,000	878,000

Other income (expense):
Interest expense	(29,000)	(34,000)
Interest income	20,000	14,000

	(9,000)	(20,000)

Income before income taxes	815,000	858,000
Provision for income taxes	318,000	60,000

Net income	$497,000	$798,000

Basic Earnings Per Share	$0.02	$0.03
Diluted Earnings Per Share	$0.02	$0.03